Exhibit 5.1

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

October 14, 2026

Gemini Space Station, Inc.

600 Third Avenue, 2nd Floor

New York, NY 10016

To the addressee set forth above:

We have acted as local Nevada counsel to Gemini Space Station, Inc., a Nevada corporation (the “Company”), in connection with the registration for resale, from time to time, by Winklevoss Capital Fund, LLC, a Delaware limited liability company (the “Selling Securityholder”), of up to 7,142,857 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), issued and sold pursuant to the Securities Purchase Agreement, dated as of May 14, 2026 (the “SPA”), by and between the Company and the Selling Securityholder, as described in the Company’s Registration Statement on Form S-3 (File No. 333-299242) (the “Registration Statement”), including the base prospectus, dated October 14, 2026, contained therein (the “Base Prospectus”), as supplemented by the prospectus supplement, dated October 14, 2026 (together with the Base Prospectus, the “Prospectus”), each as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance, offering and resale of the Shares as contemplated by the SPA and as described in the Registration Statement and the Prospectus. For purposes of this opinion letter, and except to the extent set forth in the opinion below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the SPA, the Registration Statement and the Prospectus.

For purposes of issuing this opinion letter, we have (a) made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies, of (i) the SPA, (ii) the Registration Statement and the Prospectus, (iii) the Company’s articles of incorporation and bylaws, each as amended to date, and (iv) such other agreements, instruments, corporate records (including, without limitation, resolutions adopted by the board of directors and any committee thereof and by the stockholders of the Company) and documents, or forms thereof, as we have deemed necessary or appropriate for the purpose of issuing this opinion letter, and (b) obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate.

Gemini Space Station, Inc.

October 14, 2026

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) each agreement, instrument or other document (or form thereof) we have reviewed or which is referenced herein has been duly executed and delivered by the parties thereto to the extent due execution and delivery are prerequisites to the effectiveness thereof; (ii) the statements of fact and all representations and warranties set forth in the documents we have examined are true and correct as to factual matters, in each case as of the date hereof and as of the date or dates of such documents; (iii) each natural person executing a document at all relevant times had sufficient legal capacity to do so; (iv) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine and all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies conform to the original document; (v) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; and (vi) the obligations of each party set forth in the documents we have examined are its valid and binding obligations, enforceable against such party in accordance with their respective terms.

We are qualified to practice law in the State of Nevada. The opinion set forth herein is expressly limited to, and based exclusively on, the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents, filings or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

The opinion expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in any laws or facts after the date hereof. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP